WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                           FORM 10-QSB

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OF 15 (d) OF THE
SECURITIES
    EXCHANGE ACT OF 1934

    For the quarterly period ended MARCH 31, 1998

                                OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OF 15 (d) OF THE
SECURITIES
    EXCHANGE AT OF 1934

    For the transition period from-------------to------------


                 Commission File Number 0-21165

                       FIRST ALLEN PARISH BANCORP, INC.
 -------------------------------------------------------------
      (Exact name of Registrant as specified in its Charter)


          Delaware                             72-1331593
------------------------------        ------------------------
(State or other jurisdiction of            (I.R.S. Employer
 incorporation or organization)         Identification Number)


222 South Tenth Street - Oakdale, Louisiana           71463
-------------------------------------------        -----------
(Address of principal executive offices)           (zip code)

Registrant's telephone number, including area code: (318)335-2031

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 of 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

    YES (X)          NO ( )

Indicate the number of shares outstanding of each of the issuer's common stock as of the latest practicable date.


Class                               Outstanding at March 31, 1998
---------------------------         -----------------------------
Common Stock, .01 par value                               264,506

           FIRST ALLEN PARISH BANCORP, INC.

                        TABLE OF CONTENTS


                                                             Page
Part I - FINANCIAL INFORMATION

  Item 1:  Financial Statements

            Consolidated statements of financial condition  3

            Consolidated statements of income               4

            Consolidated statements of cash flows           5-6

            Notes to consolidated financial statements      7-8

  Item 2:   Management's Discussion and Analysis of
             Financial Condition and Results of Operations  9-13

Part II -   OTHER INFORMATION                               14

             Signatures                                     15

         FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
          Consolidated Statements of Financial Condition
               March 31, 1998 and December 31, 1997

                               March 31, 1998
                                (Unaudited)     December 31, 1997
                               --------------   -----------------
ASSETS
Cash and cash equivalents
  Interest-bearing                 $ 751,221      $ 1,297,774
  Non-interest bearing               720,889          586,468
Mortgage-backed and related securities -
  held-to-maturity                11,234,774       11,668,946
Mortgage-backed and related securities -
  available-for-sale, estimated
    marketvalue                    6,117,741        5,478,291
Loans receivable, net             13,827,366       13,645,908
Accrued interest receivable          221,374          229,363
Other receivables                    220,063           62,895
Foreclosed real estate                  -                -

Fed. Home Loan Bank stock, at cost   259,200          259,300
Premises and equipment, at cost, less
 accumulated  depreciation           322,654          262,447
Other assets                          70,958           27,795
                                  ----------        ---------
    Total assets                 $33,746,240      $33,519,187
                                 ===========      ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits                       $28,828,428      $28,656,542
  Advances from Federal Home Loan Bank  -                -
  Advances by borrowers for taxes
   and insurance                      27,020           23,212
  Federal income taxes:
   Current                            38,338           54,956
   Deferred                          133,444          135,398
Accrued liabilities                   36,623           27,620
  Dividends Payable                                    39,676
  Deferred income                     46,247           47,065
                                  ----------       ----------
      Total liabilities          $29,110,100      $28,984,469
                                  ----------       ----------

STOCKHOLDERS' EQUITY
  Serial preferred stock (.01 par value,
   100,000 shares authorized, none
   issued or outstanding)               -                -
  Common stock (.01 par value, 900,000
   shares authorized, 264,506 shares
   issued and outstanding)             2,645            2,645
  Additional paid-in capital       2,321,605        2,314,066
  Retained earnings (substantially
   restricted)                     2,474,711        2,405,441
  Unrealized gain (loss)on securities
   available-for-sale                 17,039           (2,284)
  Unearned emp. stock ownership plan(179,860)        (185,150)
                                   ---------        ---------
      Total stockholders' equity   4,636,140        4,534,718
                                   ---------        ---------
      Total liabilities and stockholders'
        equity                   $33,746,240      $33,519,187
                                 ===========       ==========
See accompanying notes to consolidated financial statements.

         FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
                Consolidated Statements of Income
        For the three months ended March 31, 1998 and 1997
                           (Unaudited)

                                           1998        1997
                                         --------    --------
INTEREST INCOME
  Loans receivable:
    First mortgage loans                  $233,875    $229,085
    Consumer and other loans                74,427      47,378
  Mortgage-backed and related securities   261,174     262,219
  Other interest earning assets             19,721      22,350
                                           -------     -------
      Total interest income                589,197     561,032
                                           -------     -------

INTEREST EXPENSE
  Deposits                                 307,186     277,134
  Borrowed funds                             2,523      15,536
                                           -------     -------
      Total interest expense               309,709     292,670
      Net interest income                  279,488     268,362
PROVISION for LOAN LOSSES                                1,220
                                           -------     -------
     Net interest income after provision for
        loan losses                        279,488     267,142
                                           -------     -------
NONINTEREST INCOME
  Service charges on deposits               49,296      48,713
  Insurance commissions earned               1,252       2,715
  Loan origination and servicing fees        9,402       9,015
  Net other real estate expenses              (420)       (212)
  Gain on foreclosed real estate              -            103
  Other operating revenues                   6,315       4,174
                                           -------     -------
      Total noninterest income              65,845      64,508

NONINTEREST EXPENSES
  Compensation and employee benefits       114,715      98,781
  Occupancy and equipment expenses          18,687      15,557
  SAIF deposit insurance premiums            4,402       4,261
  Stationery and printing                   16,514      13,243
  Data processing                           16,876      15,363
  Other expenses                            68,484      65,138
                                           -------     -------
      Total noninterest expenses           239,678     212,343
                                           -------     -------
      Income before income taxes           105,655     119,307
INCOME TAX EXPENSE                          36,385      41,700
                                           -------     -------
     NET INCOME                             69,270      77,607
                                          ========    ========
Net earnings per common share:
  Primary and fully diluted                  $0.28       $0.32
                                          ========    ========
Weighted average number of shares outstanding
  Primary and fully diluted                245,198     243,875

         FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
              Consolidated Statements of Cash Flows
        For the three months ended March 31, 1998 and 1997
                           (Unaudited)






                                          1998           1997
                                        ---------      --------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                       $  69,270     $ 77,607
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation of premises and equipment 10,093        8,963
      Provision for loan losses                -           1,220
      Loss on sale of foreclosed real estate   -            (103)

      Premium amortization net of discount
        accretion                            11,456       13,904
      Deferred income taxes                  (1,954)       4,019
      Stock dividend on FHLB Stock           (3,700)      (3,600)
      Changes in assets and liabilities
        Decrease in accrued
           interest receivable                7,989        1,555
        Increase in other receivable       (157,168)        -
        Increase) in other assets           (39,105)     (36,833)
        Decrease in advance payable, Federal
          Home Loan Bank                              (1,200,000)
        Increase (Decrease) in accrued
          liabilities                         9,003         (512)
        Increase (decrease) in current
          income taxes payable              (16,618)      30,780
        Increase  in deferred
          income                                818          938
                                           --------    ---------
            Total adjustments              (179,186)  (1,179,669)
                                           --------    ---------
            Net cash used by
              operating activities         (109,916)  (1,102,062)
                                           --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net (decrease) increase in mortgage-backed
    and related securities                 (224,844)     374,298
  Sale of investment securities               3,700        3,700
  Purchase of investment securities            -            -
  Net decrease in loans made to customers  (186,458)    (477,875)
     Proceeds from sale of foreclosed real
    estate                                     -            -


  Purchase of property and equipment        (70,300)      (6,790)
                                            -------      -------
            Net cash used by
              investing activities         (477,902)    (106,667)
                                                 (continued)
 See accompanying notes to consolidated financial statements.

         FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
        Consolidated Statements of Cash Flows (continued)
        For the three months ended March 31, 1998 and 1997
                           (Unaudited)

                                              1998         1997
                                            ------       ------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase) in demand deposits, NOW
    accounts, passbook savings accounts,
    and certificates of deposits           $171,886   $1,579,502
 Net increase in advances by
    borrowers for taxes and insurance         3,800        2,192
                                            -------    ---------
             Net cash provided by
               financing activities         175,686    1,581,694
                                            -------    ---------


             Net increase (decrease) in cash
               and cash equivalents        (412,132)     372,965

CASH AND CASH EQUIVALENTS, beginning
    of period                             1,884,242    1,474,305
                                          ---------    ---------
CASH AND CASH EQUIVALENTS, end of period $1,472,110   $1,847,270

                                         ==========   ==========


Supplemental Disclosures

  Cash paid for:
    Interest on deposits, advances, and other
      borrowings                          $ 305,577   $  292,359
    Income taxes


    Change in unrealized gain (loss) on securities
    available for sale, net of tax expense(benifit)
                                             19,323        7,818





See accompanying notes to consolidated financial statements.

         FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
            Notes to Consolidated Financial Statements
                           (Unaudited)


(1)      First Allen Parish Bancorp, Inc.
         --------------------------------

             First Allen Parish Bancorp, Inc. (the "Corporation") was incorporated under the laws of the State of Delaware for the purpose of becoming the savings and loan holding company of First Federal Savings and Loan Association of Allen Parish (the "Association"), in connection with the Association's conversion from a federally chartered mutual savings association to a federally chartered stock savings association, pursuant to its Plan of Conversion. On August 9, 1996, the Corporation commenced a Subscription and Community Offering of its shares in connection with the conversion of the Association (the "Offering"). The Offering was consummated and the Corporation acquired the Association on September 27, 1996. It should be noted that the Corporation had no assets prior to the conversion and acquisition on September 27, 1996.

            The  accompanying  consolidated financial statements
         as  of  and  for  the three months ended March 31, 1998,
         include  the  accounts  of   the  Corporation   and  the
         Association.

(2)      Employee Stock Ownership Plan (ESOP)
         ------------------------------------

             All employees meeting age and service requirements are eligible to participate in an ESOP established on January 1, 1996. Contributions made by the Association to the ESOP are allocated to participants by a formula based on compensation. Participant benefits become 100 percent vested after five years. The ESOP purchased 21,160 shares in the Association's conversions.

(3)      Basis of Preparation
         --------------------

             The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for Form 10-Q. To the extent that information and footnotes required by generally accepted accounting principles for complete financial statements are contained in the audited financial statements included in the Association's audit report for the year ended December 31, 1997, such information and footnotes have not been duplicated herein. In the opinion of

         Management, all adjustments, consisting only of normal recurring accruals, which are necessary for the fair presentation of the interim financial statements have been included. The statements of earnings for the three months ended March 31, 1998 are not necessarily indicative of the results which may be expected for the entire year.

         FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
      Notes to Consolidated Financial Statements (Continued)
                           (Unaudited)


(4)      Earnings Per Share
         ------------------

             On September 27, 1996, 264,506 shares of the Corporation's stock were issued, including 21,160 shares issued to the ESOP. Earnings per share amounts for the three month period ended March 31, 1998 are based upon an average of 245,198 shares. The shares issued to the Employee Stock Ownership Plan (ESOP) are not included in this computation until they are allocated to plan participants.

(5)      Stockholders' Equity and Stock Conversion
         -----------------------------------------

             The Association converted from a federally chartered mutual savings association to a federally chartered stock savings association pursuant to its Plan Conversion which was approved by the Association's members on September 18, 1996. The conversion was effective on September 27, 1996 and resulted in the issuance of 264,506 shares of common stock (par value $0.01) at $10 per share for a gross sales price of $2,645,060. Costs related to conversion (primarily underwriters' commissions, printing, and professional fees) approximated $272,131 and were deducted to arrive at the net proceeds of $2,372,929. The Corporation established an employee stock ownership trust which purchased 21,160 shares of common stock of the Corporation at the issuance price of $10 per share with funds borrowed from the holding company.

               FIRST ALLEN PARISH BANCORP, INC. AND SUBSIDIARY
                     Management's Discussion and Analysis
               of Financial Condition and Results of Operations

General
-------

         First Allen Parish Bancorp, Inc. (the "Corporation") was incorporated under the laws of the state of Delaware to become a savings and loan holding company with First Federal Savings and Loan Association of Allen Parish (the"Association") of Oakdale, Louisiana, as its subsidiary. The Corporation was incorporated at the direction of the Board of Directors of the Association, and on September 27, 1996, acquired all of the capital stock of the Association upon its conversion from mutual to stock form (the "conversion"). Prior to the conversion, the Corporation did not engage in any material perations and at September 30, 1996, had no significant assets other than the investment in the capital stock of the Association, the First Allen Parish Bancorp loan to the employee stock ownership plan (ESOP), representing a portion of the net proceeds from the conversion retained at the holding company level and investments in mortgage backed securities.

         First Federal Savings and Loan Association of Allen Parish was originally founded in 1962 as a federally chartered mutual savings and loan association located in Oakdale, Louisiana. On September 18, 1996, the Association members voted to convert the Association to a federal stock institution. The Association conducts its business through its main office in Oakdale, Louisiana and a Loan Production Office(LPO) located in Oberlin, Louisiana. Deposits are insured by the Savings Association Insurance Fund (SAIF) to the maximum allowable.

         The Association has been, and intends to continue to be, a community-oriented financial institution offering selected financial services to meet the needs of the communities it serves. The Association attracts deposits from the general public and historically has used such deposits, together with other funds, to originate loans secured by real estate, including one- to four-family residential mortgage loans, commercial real estate loans, land loans, construction loans and loans secured by other properties. The Association also originates consumer and other loans consisting primarily of loans secured by automobiles, manufactured homes, loans secured by deposits (share loans) and lines of credit.

         The most significant outside factors influencing the operations of the Association and other financial institutions include general economic conditions, competition in the local market place and the related monetary and fiscal policies of agencies that regulate financial institutions. More specifically, the cost of funds primarily consisting of insured deposits is influenced by interest rates on competing investments and general market rates of interest, while lending activities are influenced by the demand for real estate financing and other types of loans, which in turn is affected by the interest rates at which such loans may be offered and other factors affecting loan demand and funds availability.

         Deposits of the Association are currently insured by the SAIF of the FDIC. The FDIC also maintains another insurance fund, the Bank Insurance Fund, which primarily insures commercial bank deposits. Applicable law requires that both the SAIF and BIF funds be recapitalized to a ratio of 1.25% of reserves to deposits, and the FDIC announced that the BIF reached the required reserve ratio during May 1995. The SAIF, however, was not expected to achieve that reserve ratio before 2002. Due to the disparity in reserve ratios, on November 14, 1995, the FDIC reduced annual assessments for BIF-insured institutions to the legal minimum of $2,000 while SAIF-insured institutions pay assessments at the rate of 6.4 cents per $100 of deposits.

         In September 1996, Congress enacted legislation to recapitalize the SAIF by a one-time assessment on all SAIF-insured deposits held as of March 31, 1995. The assessment was 65.7 basis points per $100 in deposits, payable by November 30, 1996. For the Association, the assessment resulted in a one-time charge to earnings during the three months ended September 30, 1996 in the amount of $170,020 or ($112,213 when adjusted for taxes), based on the Association's deposits on March 31, 1995 of $25,878,177. In addition, beginning January 1, 1997, pursuant to the legislation, interest payments on bonds ("FICO Bonds") issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the now defunct Federal Savings and Loan Insurance Corporation are being paid jointly by BIF-insured institutions and SAIF insured institutions. The FICOassessment is
1.29 basis points per $100 in BIF deposits and 6.44 basis points per $100 in SAIF deposits. Beginning January 1, 2000, the FICO interest payments will be paid pro rata by banks and thrifts based on deposits (approximately 2.4 basis points per $100 in deposits). The BIF and SAIF will be merged on January 1, 1999, provided the bank and savings association charters are merged by that date. In that event, pro-rata FICO sharing will begin on January 1, 1999.

         While the legislation has reduced the disparity between premiums paid on BIF deposits and SAIF deposits, and has relieved the thrift industry of a portion of the contingent liability represented by the FICO bonds, the premium disparity between SAIF-insured institutions, such as the Association, and BIF-insured institutions will continue until at least January 1, 1999. Under the legislation, the Association anticipates that its ongoing annual SAIF premiums will be approximately $17,000.

         Legislation recently passed by Congress contains a provision that repealed the tax bad debt reserve available to Thrifts including the percentage of taxable income method for tax years beginning after December 31, 1995. The Association had to change to the experience method of computing it's bad debt reserve. The legislation required a Thrift to recapture the portion of its bad debt reserve that exceeds the base year reserve, defined as the tax reserve as of the last taxable year beginning after 1988. As allowed by this legislation, First Federal has deferred the recapture of this income until December 31, 1998.

Financial Condition
-------------------

         Consolidated assets of First Allen Parish Bancorp, Inc. were $33,746,240 as of March 31, 1998, an increase of $227,053 as compared to December 31, 1997. At March 31, 1998 total stockholders' equity was $4,636,140, an increase of $101,422 when compared to stockholders' equity at December 31, 1997. The increase in stockholders' equity was a result of increase in paid-in capital of $7,539, an increase in retained earning of $69,270, the change in unrealized loss on securites available-for-sale of $19,323 and a decrease in unearned employee stock ownership plan of $5,290.

         Interest-bearing and non-interest bearing deposits and Federal Home Loan Bank Stock decreased to $1,731,310 at March 31, 1998 from $2,143,542 at December 31, 1997, a decrease of $412,232. Mortgage backed securities increased $205,278 to a total of $17,352,515 at March 31, 1998, from a total of $17,147,237 as of December 31, 1997.

         Loans  receivable  increased  to  $13,827,366  on  March
31,1998 from $13,645,908 on December 31, 1997, an increase of $181,458. Deposits totaled $28,828,428 on March 31, 1998 and
$28,656,542 on December 31, 1997, an increase of $171,886.

         Other liabilites increased to $36,623 on March 31, 1998 from $27,620 on December 31, 1997, an increase of $9,003.

Comparison  of  Operating  Results  for  the  Three  Months Ended
-----------------------------------------------------------------
March 31, 1998 and 1997
-----------------------

         General. Net income decreased $8,337 or 11% to a total of $69,270 for the three months ended March 31, 1998 from $77,607 for the three months ended March 31, 1997. This decrease was primarily due to an increase in non-interest expenses of $27,335, that offset an increase in net interest income of $27,335 after provision for loan losses of $12,346.

         Net Interest Income. Total net interest income increased $11,126 or 4.1% to $279,488 for the three months ended March 31, 1998 from $268,362 for the three months ended March 31, 1997. This increase was primarily the result of an increase in net loans receivable.

         Provision for Losses on Loans. The Association maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risk in the loan portfolio, the Association's past loss experience, adverse situations that may affect the borrower's ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The Association did not establish a provsion for loan losses for the three months ended March 31, 1998 and established a provision of loan losses for the three months ended March 31, 1997 of $1220. The provision of $1,220 for the three months ended March 31, 1997 was primarily due to losses on consumer loans.

         Non-Interest   Income.   Non-interest  income  increased
slightly to $65,845 for the three months ended March 31, 1998 from $64,508 for the three months ended March 31, 1997.

         Non-Interest Expense. Non-interest expense increased $27,335 or 13% to $239,678 for the three months ended March 31, 1998 from $212,343 for the three months ended March 31, 1997. This increase was primarily due to an increase of $15,934 in compensation and employee benefits, an increase of $3,130 in occupancy and equipment expenses, an increase or $3,271 in stationery and printing, an increase of $1,513 in data processing and an increase of $3,346 in other expenses.

         Income Tax Expense. Income tax expense decreased $5,315 or 13% to a total of $36,385 for the three months ended March 31, 1998 from an income tax expense of $41,700 for the three months ended March 31, 1997.

Non-Performing Assets
---------------------

         At March 31, 1998 non performing assets were aproximately $128,000 compared to $126,000 on December 31, 1997. At March 31, 1998, the Association's allowance for loan losses was 234% on non perforning loans compared to 238% at December 31, 1997.

         Loans are considered non-performing when the collection of principal and/or interest is not probable, or in the event payments are more than 90 days delinquent.

Capital Resources
-----------------

         The Association is subject to three capital to asset requirements in accordance with Office of Thrift Supervision
(OTS) regulations. The following table is a summary of the Association's regulatory capital requirements versus actual capital as of March 31, 1998:

                 Actual            Required          Excess
              Amount/Percent    Amount/Percent    Amount/Percent
              --------------    --------------    --------------
Tangible     $3,571,000/10.86% $l,316,000/4.00% $2,115,000/6.86%
Core Leverage
  Capital    $3,571,000/10.86% $1,316,000/4.00% $2,115,000/6.86%
Risk-Based
  Capital    $3,726,000/26.97% $1,105,000/8.00% $2,621,000/18.97%


LIQUIDITY

         The Association's principal sources of funds are deposits, principal and interest payments on loans, deposits in other insured institutions, and investment securities. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan payments are more influenced by interest rates, general economic conditions and competition. Additional sources of funds may be obtained from the Federal Home Loan Bank of Dallas by utilizing numerous available products to meet funding needs.

         The Association is required to maintain minimum levels of liquid assets as defined by regulations. The required percentage is currently five percent of net withdrawable savings deposits and borrowings payable on demand or in one year or less. The Association has maintained its liquidity ratio at levels exceeding the minimum requirement. The eligible liquidity ratios at December 31, 1997, and March 31, 1998 were 8.17% and 8.52%, respectively.

         For purposes of the cash flows, all short-term investments with a maturity of three months or less at date of purchase are considered cash equivalents. Cash and cash equivalents for the periods ended March 31, 1998 and 1997 were $1,472,110 and $1,847,270, respectively. The decrease was primarily due to the net cash used in investing activities for loan originations and purchase of mortgage-backed securities.

                   PART II - OTHER INFORMATION

Item 1.  Legal Proceedings
             None

Item 2.  Changes in Securities
             None

Item 3.  Defaults Upon Senior Securities
             None

Item 4.  Submission of Matters to a Vote of Security Holders
             None

Item 5.  Other information
             None

Item 6.  Exhibits and Reports on Form 8-K
             Exhibits:
             27 - Financial Data Schedule

             Reports on Form 8-K:
             None.

                            SIGNATURES

         Pursuant to the requirement  of  the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   First Allen Parish Bancorp,
Inc.
                                   Registrant


Date: May 8, 1998                  /s/Charles L. Galligan
                                   ------------------------------
                                   Charles L. Galligan, President
                                   and Chief Executive Officer
                                   (Duly Authorized Officer)



Date: May 8, 1998                  /s/Betty Jean Parker
                                   --------------------
                                   Betty J. Parker, Treasurer and
                                   Chief Financial Officer



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